                                                                    Exhibit 23.2

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement
No. 333-138595 of our report dated July 20, 2004, November 8, 2006 as to the effects of the restatement discussed in Note 1(b) and April, 2007 as to Note 14 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 1(b)) relating to the financial statements of Ocean Power Technologies, Inc. and subsidiary for the year ended April 30, 2004, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such prospectus.

Parsippany, New Jersey
April 2007

The consolidated financial statements give effect to a 1-for-10 reverse stock split of the common stock of Ocean Power Technologies, Inc. which will be consummated prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1-for-10 reverse stock split of the common stock of Ocean Power Technologies, Inc. described in Note 14 to the consolidated financial statements and assuming that from July 20, 2004 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
April 9, 2007